Exhibit 99.2

BJ Services Prices Offering of $500 Million of Senior Notes

HOUSTON, June 5 /PRNewswire-FirstCall/ — BJ Services Company (NYSE: BJS; CBOE; PCX) announced today that it has priced an offering of $500 million aggregate principal amount of Senior Notes comprised of $250 million of floating rate Senior Notes due 2008, with an annual interest rate of three-month LIBOR plus 17 basis points, and $250 million of 5.750% Senior Notes due 2011. The floating rate Senior Notes due 2008 are redeemable, in whole or in part, at the Company’s option on any interest payment date on or after June 1, 2007, at a redemption price equal to 100.00% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date. The net proceeds from the offering of approximately $497.1 million, after deducting underwriting discounts and commissions and expenses, will be used to repurchase outstanding shares of common stock, repay indebtedness, fund capital expenditures and for other corporate purposes.

A registration statement relating to the Senior Notes was filed with, and became effective under the rules of, the U.S. Securities and Exchange Commission. The Company offered the Senior Notes to the public by means of a prospectus and prospectus supplement, which are part of the registration statement. Merrill Lynch & Co. acted as sole book-running manager on the transaction.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)

SOURCE BJ Services Company